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                                                                   EXHIBIT 10.10

                        CURRENT DIRECTOR FEE ARRANGEMENTS

Directors of the Company receive fees for service on the Board of Directors of Heritage Financial Group (the "Company") and compensation for service on the Board of Directors of HeritageBank of the South (the "Bank"). Antone D. Lehr, Chairman of the Company and the Bank, and Joseph C. Burger, Vice Chairman of the Company and the Bank, will receive $57,000 for the year ended December 31, 2006, for service on both Boards and all Board committees. Douglas J. McGinley, Director of the Company and the Bank, will receive $27,000 for service on both Boards and all Board committees. The other non-employee directors of the Bank (all of whom do not serve on the Board of the Company) will receive $1,000 a month for Board service, $500 for each Board meeting attended and $300 for each Board committee meeting attended. The employee directors of the Company and the Bank will receive no compensation for Board service.